Exhibit 99.1

ENCORIUM GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

On July 6, 2006, Encorium Group, Inc. (the “Company”) (NASDAQ:ENCO) entered into an Amended and Restated Combination Agreement (the “Amended Agreement”) with Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA (the “Stockholders”), constituting all of the stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”), which amends and restates the Combination Agreement entered into on March 2, 2006 (the “Agreement”), the terms of which are described in the Company’s Current Report on Form 8-K filed on July 7, 2006. The transaction closed on November 1, 2006.

The consideration paid at closing of the Amended Agreement to the Stockholders for the Shares consisted of (i) shares of Common Stock of the Company with a value of $11,000,000; and (ii) $2,500,000 in cash. On March 27, 2007, pursuant to the Amended Agreement, the Company issued the Stockholders an additional number of shares of Common Stock of the Company with a value of $2,000,000 as “earn-out shares” and paid them an additional $1,500,000 in cash. On November 1, 2007, pursuant to the Amended Agreement, the Company will issue to the stockholders an additional number of shares of Common Stock of the Company with a value of $2,000,000 as the “anniversary stock payment.”

The unaudited pro forma condensed combined financial information reflecting the combination of The Company and Remedium is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined company.

The unaudited pro forma financial statements include certain purchase accounting adjustments, including items expected to have a continuing impact on the consolidated results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The unaudited pro forma statements do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

The Company and its affiliates have no material relationship with Remedium, the stockholders, or their affiliates, other than pursuant to the Agreement and the Amended Agreement.

ENCORIUM GROUP, INC

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	Encorium Group, Inc.	Acquired Business (Jan 1 - Oct 31, 2006)	Pro Forma Adjustments	Note		Pro Forma Combined
Net Revenue	15,325,822.00	9,935,983.00				$25,261,805
Reimbursement Revenue	2,358,691.00	1,099,439.00				3,458,130

Total Revenue	17,684,513.00	11,035,422.00				28,719,935

Operating Expenses
Direct	9,652,920.00	6,210,397.00				15,863,317
Reimbursement out-of-pocket expenses	2,358,691.00	1,099,439.00				3,458,130
Selling and Administration	5,731,388.00	4,567,599.00	98,419.67	(a	)	10,397,407
Depreciation and Amortization	699,286.00	104,685.00	1,660,632.60	(b	)	2,464,604

Total Operating Expenses	18,442,285.00	11,982,120.00				32,183,457

Loss from Operations	(757,772.00)	(946,698.00)				(3,463,522)

Interest Income	293,061.00	1,102.00				294,163
Interest Expense	(10,883.00)	(36,387.00)				(47,270)

Net Interest Income (Expense)	282,178.00	(35,285.00)				246,893

Loss before Income Taxes	(475,594.00)	(911,413.00)				(3,216,629)

Income Tax Expense	18,817.00	115,946.00	(115,946.00)	(c	)	18,817

Net Loss	(494,411.00)	(1,027,359.00)				$(3,235,446)

Loss per share—basic						$(0.18)
Loss per share—diluted						$(0.18)

Shares outstanding—basic						17,498,575
Shares outstanding—diluted						17,498,575

Unaudited Pro Forma Adjustments to the Statement of Operations:

(a)	To reflect additional compensation expense resulting from the employment agreement with the acquired business’ Chief Executive Officer compared with his previous salary arrangement. The new employment agreement became effective at the closing of the transaction.

(b)	To reflect amortization expense for acquired intangibles based on an estimated value of $6.5 million for the acquired intangibles.

(c)	To establish a full valuation allowance for deferred tax assets in the acquired business due to uncertainty regarding the realization of these assets. This valuation allowance is partly due to local tax laws where open tax issues exist concerning what implications a change of ownership in the acquired business will have on the carry forward of losses incurred before the combination.